Form of Performance Share Unit Agreement	Exhibit 10.13

To:	Date: April 1, 2005

Subject:	The Andersons, Inc. 2005 Performance Share Unit Award Letter of Agreement
You have been selected to receive a Performance Share Unit (the “PSUs”) award subject to the terms and conditions of the Long Term Performance Compensation Plan (the “Plan”) and this Letter of Agreement (the “Agreement”). This Agreement will document the key provisions relating to the PSUs awarded to you as of April 1, 2005.
Before executing this Agreement by signing the attached Acknowledgment of Receipt (the “Acknowledgment”), please read the information provided below regarding the specific provisions of your 2005 PSUs. A copy of the Plan is available upon request from the Human Resources Department. By signing the Acknowledgment, you declare having read this Agreement and agree to be bound by all the terms and conditions contained herein. When you are satisfied that you understand the terms and conditions of the PSU award, please sign the attached Acknowledgment and, return        to in the Personnel Department by Friday, April 15, 2005. Remember to keep a copy for your files.
1.	Grant of Performance Share Units: Subject to the terms and conditions of the Plan and this Agreement, The Andersons, Inc. (the “Company”) hereby awards to you ___ PSUs. Each PSU shall be equivalent to one Common Share of the Company.

2.	Performance Period: The Performance Period for the PSUs awarded shall be the three year period beginning January 1, 2005 and ending December 31, 2007.

3.	Performance Schedule and Vesting of PSUs: Awards shall vest as of the last day of the Performance Period in accordance with the following Performance Schedule based on the Company’s three-year cumulative fully diluted earnings per share (“EPS”) computed under Generally Accepted Accounting Principles (GAAP) during the Performance Period. The Compensation Committee of the Board of Directors reserves the right to adjust the EPS presented in the annual report for extraordinary transactions which impact EPS to ensure the pay for performance relationship. No PSUs will be considered vested and earned for payment if the Company’s three-year cumulative EPS during the Performance Period is less than $6.78.

	Three-Year Cumulative Fully	Percent
Annual EPS Growth Rate	Diluted EPS for	PSUs
During Performance Period	the Performance Period	Vested
14%	$8.35	100%
7%(1)	$7.33	50%
6%	$7.18	40%
5%	$7.04	30%
4%	$6.91	20%
3%	$6.78	10%

(1)	Target annual EPS growth rate. At this level of performance the competitive target level of long-term compensation will be achieved.
You must be actively employed by the Company as of the end of the Performance Period to be eligible to vest in and receive any payment of your PSUs except as noted in paragraph 7 below. Actual vested percentage rates will be interpolated from the above Performance Schedule using

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the actual three-year cumulative fully diluted cumulative EPS achieved at the end of the Performance Period.

4.	Rights as a Shareholder: You shall have no rights as a shareholder with respect to the Common Shares subject to the PSUs awarded to you during the Performance Period including the right to receive dividends or to vote the Common Shares subject to the PSUs.

5.	Equivalent Dividends: If any dividends are paid with respect to Commons Shares of the Company during the Performance Period, additional PSUs will be awarded to you as of the last day of the Performance Period. The amount of additional PSUs will be computed based on the cumulative per share dividend rate actually paid on Common Shares during the Performance Period and the share price on the last day of the Performance Period. Additional PSUs awarded to you, if any, shall be subject to the terms and conditions of the Plan and this Agreement and will vest in accordance with the Performance Schedule defined in this Agreement.

6.	Payment of Earned PSUs: Vested PSUs rounded up to the nearest whole unit shall be delivered to you in the form of Common Shares no later than 75 days following the conclusion of the Performance Period. PSUs which do not vest as of the last day of the Performance Period will be forfeited. In that regard, you agree that you will comply with (or provide adequate assurance as to future compliance with) all applicable securities laws. In addition, the Company must receive from you payment or a written request for arrangement of terms for payment, including share withholding, of all federal, state or local taxes of any kind required to be withheld with respect to the vesting of Shares as condition precedent to the delivery of the Shares. Shares are subject to tax withholding based on the market value of the Shares on the date of vesting (i.e., closing price on the business day prior to the date of vesting) at required withholding tax rates. Withholding taxes due, if not satisfied in shares, must be paid in full within thirty days of the vesting date.

7.	Termination and Forfeiture of PSUs: Your right to receive unvested PSUs shall terminate in whole and forfeit upon your termination of employment with the Company or its subsidiaries for any reason, except in the event of your death, Permanent Disability, Retirement, or Termination without Cause as a result of a Sale of your Business Unit. If your termination with the Company meets one of the listed exceptions, then your unvested PSUs will remain subject to the Performance Schedule during the Performance Period provided in this Agreement and the number of your PSUs subject to vesting at the end of the Performance Period will be reduced proportionate to the number of months rounded to the nearest whole month you were actively employed during the Performance Period.

8.	Other Acknowledgments: You acknowledge that the Compensation Committee may adopt and/or change from time to time such rules and regulations as it deems proper to administer the Plan.

9.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
If you have any questions related to the tax consequences of your stock award, please contact ___in Corporate Accounting. General information is available by contacting ___in Human Resources.

Thank You,

/s/ Charles E. Gallagher

Charles E. Gallagher
Vice President, Human Resources
The Andersons, Inc.

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